Exhibit 10.2
Cash and Equity Bonus Determinations under 2010 Compensation Program
Fiscal Year 2010
Bonus Payments for Executive Officers

Name	Cash Bonus Earned	Equity Bonus Earned (options)
Steve Plochocki	$25,000	0
Pat Cline	$376,766	15,000
Donn Neufeld	$20,000	0
Paul Holt	$50,000	0
Phil Kaplan	$0	0